Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of HeartBeam Inc. on Form S-8 of our report dated March 24, 2022 with respect to our audit of the financial statements of HeartBeam Inc. as of and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of HeartBeam Inc. for the year ended December 31, 2022. We were dismissed as auditors on September 19, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman llp

East Hanover, NJ

July 13, 2023